Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Air Products and Chemicals, Inc.:
We consent to the use of our report dated 22 November 2011, with respect to the consolidated balance sheets of Air Products and Chemicals, Inc. and subsidiaries as of 30 September 2011 and 2010, and the related consolidated income statements and consolidated statements of equity and cash flows for each of the years in the three-year period ended 30 September 2011, the related financial statement schedule and the effectiveness of internal control over financial reporting as of 30 September 2011, incorporated herein by reference and the reference to our firm under the heading “Experts” in the registration statement.
/s/ KPMG LLP
Philadelphia, Pennsylvania
22 November 2011